Exhibit 10.1

AGREEMENT
This Agreement (“Agreement”), dated December 15, 2019 (“Effective Date”), is by and among Marathon Petroleum Corporation (the “Company”), MPLX LP (“MPLX”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), and Elliott International Capital Advisors Inc., a Delaware corporation (together with Elliott Associates and Elliott International, the “Investors”). Each of the Company, MPLX and the Investors is a “Party” to this Agreement and collectively they are the “Parties.”
RECITALS

A.	The Company and the Investors have engaged in various discussions and communications concerning the matters set forth herein;

B.	Gregory Goff (“Mr. Goff”) has previously announced his intention to retire from his position as a member and Executive Vice Chairman of the Board of Directors of the Company (the “Board”); and

C.	The Parties have determined to come to an agreement with respect to certain matters, as more fully described herein and in the press release attached hereto as Exhibit A (the “Press Release”).
Accordingly, the Parties agree as follows:
1.Board Matters; Declassification; 2020 Annual Meeting.
(a)Effective as of the close of business on December 16, 2019, the Board shall (i) accept the resignation of Mr. Goff from the Board and all committees thereof and (ii) appoint Mr. Jonathan Cohen to serve as a Class I member of the Board with a term expiring at the Company’s 2021 annual shareholder meeting (the “2021 Annual Meeting”) to fill the vacancy created by such resignation (the “New Director”). To the extent that the Board does not comply with its obligations in the preceding sentence, in addition to any remedies otherwise available under this Agreement for a material breach of this Agreement by the Company, any nomination by the Investors of director candidates for election to the Board at the 2020 Annual Meeting submitted prior to December 23, 2019 shall be deemed timely and valid.
(b)Effective upon the appointment of the New Director to the Board, the Board shall appoint the New Director to the Special Committee of the Board that is evaluating midstream alternatives (and any other committee that is evaluating midstream alternatives formed during the Standstill Period) (the “Midstream Committee”) and the committee of the Board that is conducting the search for a new Chief Executive Officer (the “Search Committee”). The Board shall also consider the New Director for appointment to its standing committees.

(c)At least until the expiration of the Standstill Period (as defined herein), the Board will maintain the New Director as a member of the Midstream Committee and Search Committee.
(d)If, prior to the termination of the Standstill Period and at such time the Investors beneficially own a “net long position” of at least 2% of the then outstanding shares of Common Stock, the New Director resigns, refuses or is unable to serve or fulfill his duties as a director, then the Company and the Investors shall mutually agree on a replacement director who is Independent and otherwise satisfies the Board membership criteria set forth in the Company’s Corporate Governance Principles publicly disclosed as of the date hereof (a “Replacement”). The Company shall promptly cause such a Replacement to be appointed to the Board to serve the unexpired term of the New Director, and such Replacement shall be considered the New Director, as the case may be, for all purposes of this Agreement. As a condition to, and prior to, a Replacement’s appointment to the Board, such proposed Replacement shall have provided the Company with: (i) a completed D&O questionnaire (in the same form as the Company provided to the Investors prior to the date hereof); (ii) a completed director representation and agreement (in the same form as provided to the Investors prior to the date hereof) and (iii) other information reasonably requested by the Company of all of its directors in connection with assessing eligibility, independence and other criteria applicable to outside directors or satisfying compliance and legal obligations.
(e)The Company agrees that it will approve, submit to shareholders and recommend a proposal at the Company’s 2020 annual shareholder meeting (the “2020 Annual Meeting”) to approve an amendment to the Restated Certificate of Incorporation of the Company (the “Charter”) to eliminate the classified structure of the Board and provide for the annual election of all directors (the “Declassification Proposal”), so that (i) at the 2020 Annual Meeting, each of the directors in Class III will be elected to hold office for a term of one year, (ii) at the 2021 Annual Meeting, each of the directors in Class I and what is currently Class III will be elected for a term of one year, and (iii) at the Company’s 2022 annual shareholder meeting (the “2022 Annual Meeting”), all of the directors will be elected for a term of one year. The Company also agrees that it will use its reasonable best efforts to cause the Declassification Proposal to be approved by the holders of the requisite number of shares (at least 80% of the Company’s outstanding shares), which efforts shall include the engagement of two qualified proxy solicitors (one of which to be chosen by Investors and reasonably acceptable to the Company) to solicit shareholders (including by telephone).
(f)In connection with any annual or special meeting of the stockholders of the Company (and any adjournments or postponements thereof) held during the Standstill Period, the Investors will cause to be present for quorum purposes and vote or cause to be voted all Voting Securities beneficially owned by any of them or their respective Affiliates, and entitled to vote as of the record date by any of them, (i) in favor of the election of the slate of directors proposed by the Company in connection with the 2020 Annual Meeting and otherwise in favor of any other directors serving on the Board as of the date of this

Agreement who are nominated by the Board and (ii) otherwise in accordance with the Board’s recommendation on any other proposals not related to an Extraordinary Transaction (as defined below); provided, however, that in the event that Institutional Shareholder Services Inc. (ISS) or Glass Lewis & Co., LLC (Glass Lewis) recommends otherwise with respect to the Company’s “say-on-pay” proposal at any annual or special meeting of the stockholders of the Company (and any adjournments or postponements thereof) held during the Standstill Period, the Investors shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation with respect to the “say-on-pay” proposal.
(g)The Investors acknowledge that the New Director, upon appointment to the Board, will serve as a member of the Board and will be governed by the Director Appointee Representation and Agreement and the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other non-management directors (collectively, “Company Policies”) and shall be required to preserve the confidentiality of the Company’s business and information, including discussions or matters considered in meetings of the Board or committees thereof in accordance with their respective fiduciary duties, applicable law and applicable Company Policies and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees that (i) it will not amend any Company Policies in any manner for the purpose of disqualifying any New Director and (ii) any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining, compromising or conflicting with the arrangements contemplated by this Agreement. The Company has made available to the Investors copies of the Company Policies relevant to the topics referenced above as in effect on the date of this Agreement (including the Company’s Corporate Governance Principles) prior to the date of this Agreement.
(h)The Investors represent, warrant and agree that each of the New Director and any Replacement is not and will not become a party to any agreement, arrangement or understanding with the Investors with respect to any direct or indirect compensation, reimbursement or indemnification in connection with his or her service or action as a director of the Company.
(i)Each of the Investors agrees that it will cause each of its Affiliates to comply with such Investors’ obligations under this Agreement and shall be responsible for the failure of any such Affiliate to do so. Each of the Company and MPLX agrees that it shall cause its Affiliates and subsidiaries to comply their obligations under this Agreement and shall be responsible for the failure of any such Affiliate or subsidiary to do so. As used in this Agreement, the term “Affiliate” will have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will include all persons or entities that, subsequent to the Effective Date, become Affiliates of any person or entity referred to in this Agreement.

2.Midstream Committee Advisor.
The Company agrees that the Investors shall have the right to designate an Independent individual reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed) (the “Special Committee Advisor”) to serve as an advisor to the Midstream Committee. The Special Committee Advisor (i) shall receive copies of all documents distributed to the Midstream Committee, including notice of all meetings (whether regular or special) of the Midstream Committee at the same time notice is given to members of the Midstream Committee, all written consents executed by the Midstream Committee and all materials prepared for consideration at any meeting of the Midstream Committee; (ii) shall be permitted to attend and participate, but not vote, at all meetings (whether such meetings are held in person, telephonically or otherwise) of the Midstream Committee; (iii) shall not owe any fiduciary duties to the Company or its shareholders but shall be subject to the Company Policies and execution of the Company’s Advisor Agreement and (iv) shall be entitled to the rights customarily afforded to a board observer. Prior to the termination of the Standstill Period and at such time the Investors beneficially own a “net long position” of at least 2% of the then outstanding shares of Common Stock, in the event the Special Committee Advisor withdraws or is otherwise rendered unable or unwilling to serve as the Special Committee Advisor, the Investors shall be entitled to designate a replacement advisor to the Midstream Committee that is reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed), which replacement shall be deemed to be the Special Committee Advisor for all purposes under this Section 2, including that such replacement Special Committee Advisor shall be subject to the Company Policies and execution of the Company’s Advisor Agreement. In the event the evaluation of midstream alternatives is conducted by the whole Board or any other committee thereof, the Special Committee Advisor shall be entitled to the same rights with respect to the Board or such committee with respect to matters pertaining to the evaluation of midstream alternatives. The Company agrees that it will not take any action to limit dialogue between the Special Committee Advisor and the Midstream Committee and will not restrict members of the Board from speaking to the Special Committee Advisor (or suggest that directors not do so), except as may be required pursuant to the Company Policies.
3.Standstill
From the date of this Agreement until the earlier of (i) 35 days prior to the first day of the time period established pursuant to the Company’s Bylaws for shareholders to deliver notice to the Company of director nominations to be brought before the 2021 Annual Meeting, (ii) October 12, 2020 and (iii) such earlier time as the restrictions in this Section 3 terminate as provided herein (such period, the “Standstill Period”), the Investors shall not, and shall cause their Affiliates and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on their behalf (collectively, “Restricted Persons”) not to, directly or indirectly, absent prior express written invitation or authorization by the Company or the Board:

(a)engage in any “solicitation” (as such term is defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign);
(b)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person (i) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (ii) in conducting any type of referendum (whether binding or non-binding) relating to the Company (other than such encouragement or advice that is consistent with Company management’s recommendation in connection with such matter or otherwise specifically permitted under this Agreement);
(c)seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board except as set forth in this Agreement;
(d)form, join or act in concert with any “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any Voting Securities, other than solely with Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;
(e)acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of, any Voting Securities, or rights or options to acquire any Voting Securities, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Investors having beneficial ownership or voting control of more than 9.9% of the then-outstanding shares of Common Stock; provided, that nothing herein will require Voting Securities to be sold solely to the extent that the Investors exceed the ownership limit under this clause (e) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock;
(f)make or in any way participate, either alone or in concert with others, directly or indirectly, in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or its or their respective securities or assets (each, an “Extraordinary Transaction”); provided, however, this Section 3(f) shall not restrict the Restricted Persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company or any of its subsidiaries, or from participating in any Extraordinary Transaction that has been approved by the Board;

(g)enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than (i) this Agreement, (ii) solely with Affiliates of the Investors or (iii) granting proxies or consents pursuant to a public solicitation and subject to the voting agreement set forth in Section 1(f);
(h)make any request for stock list materials or other books and records of the Company under Section 220 of the General Corporation Law of the State of Delaware or other statutory or regulatory provisions providing for shareholder access to books and records;
(i)institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) in order to effect or take any of the actions expressly prohibited by this Section 3; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (i) bringing litigation to enforce the provisions of this Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement or (iv) exercising statutory appraisal rights; or
(j)make any request or submit any proposal to amend or waive the terms of this Agreement, in each case which would reasonably be expected to result in a public announcement of such request or proposal by the Company or the Investors;
provided, that the restrictions in this Section 3 shall terminate automatically upon the earliest of: (i) as a nonexclusive remedy for any material breach of this Agreement by the Company or MPLX, upon five (5) business days’ written notice being delivered to the Company by the Investors following any such breach if such breach has not been cured within such notice period; provided that the Investors are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the announcement by the Company that it (x) has entered into a definitive agreement, or (y) is negotiating with any Third Party regarding a commercially reasonable offer (which it intends to pursue in good faith to enter into an Extraordinary Transaction), in each case with respect to any Extraordinary Transaction that would result in the acquisition by any Person of more than 50% of the Voting Securities; (iii) the commencement of any tender or exchange offer (by any Person other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person of more than 50% of the Voting Securities, where the Company files with the Securities and Exchange Commission (the “SEC”) a Schedule 14D-9 (or any amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (provided that nothing herein shall prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); (iv) following such time as Mr. Cohen or his Replacement is not a member of the Board, such time as the Company files with the SEC or delivers to its shareholders any preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2020 Annual Meeting that is inconsistent with the terms of this Agreement; and (v) the adoption by the Board of any amendment to the Charter or the Company’s Bylaws, each as in effect on the date hereof, that would reasonably be expected to impair the ability of a shareholder to submit nominations of individuals for election to the Board or shareholder proposals in connection with any annual meeting to be held after the 2020 Annual Meeting.
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Investors from making any factual statement made to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Investors from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by the Investors or any of their Affiliates). Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of the Restricted Persons to grant any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable.
For the avoidance of doubt, nothing in this Agreement shall restrict or prohibit the Investors or any other Restricted Person from making public its views on any matter so long as such communications do not violate the restrictions set forth in Section 3(b) above or constitute an ad hominem attack on, or otherwise disparage, defame, slander or impugn the character of a person in violation of Section 5 below.
4.Press Release.
Promptly following the execution and delivery of this Agreement (but no later than 9:30 a.m. Eastern Time on December 16, 2019), the Company shall issue the Press Release. As soon as practical following the execution and delivery of this Agreement, the Company shall file a Current Report on Form 8-K, which shall be in form and substance reasonably acceptable to the Company and the Investors. Neither of (i) the Company, MPLX nor any of their Affiliates nor (ii) the Investors nor any of their Affiliates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Press Release prior to the issuance thereof.
5.Mutual Non-Disparagement; Private Communications.
(a)Except as required by law, the Investors on the one hand and each of the Company and MPLX on the other hand covenants and agrees that, from the Effective Date until the earlier of (i) the end of the Standstill Period and (ii) (A) in the case of the obligations of the Investors, the fifth (5th) business day after written notice is delivered by the Investors to the Company of a material breach of this Agreement by the Company if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period and (B) in the case of the obligations of the Company and MPLX, the fifth (5th) business day after written notice is delivered by the Company to the Investors of a material breach of this Agreement by the Investors if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period, neither it nor any of their respective agents, subsidiaries, affiliates, successors, assigns, officers, employees or directors will in any way publicly or privately conduct an ad hominem attack on, or otherwise disparage, defame, slander or impugn the character or reputation of the Investors on the one hand and each of the Company and MPLX on the other hand or any of their respective subsidiaries, affiliates, successors, assigns, officers (including any current officer of such person or such person’s subsidiaries who no longer serves in such capacity following the Effective Date), current and former directors (including any current director of such person or a person’s subsidiaries who no longer serves in such capacity following the Effective Date), employees or advisors (in the case of any natural person, solely to the extent such statement relates such person’s service at the Company or MPLX) (such statements, “Disparaging Statements”). The foregoing shall not restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.
(b)Each of the Company and MPLX agrees that the Investors and their respective Affiliates, on the one hand, and the New Director and the Special Committee Advisor, on the other hand, may directly engage in private communications and discussions with one another, subject to the Company Policies, as applicable, with reasonable prior notice to the Company, but without the need for pre-approval or participation by any other Person. The Investors hereby acknowledge that they are aware of their obligations under the United States securities laws.
6.Defined Terms.
(a)“Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act (provided, that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) and shall include Persons who become Associates of any Person subsequent to the date of this Agreement.
(b)“beneficially own” and “beneficial ownership” shall have the respective meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(c)“Common Stock” means the shares of common stock, par value $.01 per share of the Company.
(d)“Independent” means a Person who (i) is not an employee, director, general partner, manager, trustee or other fiduciary of an Investor or of any Affiliate of an Investor and (ii) qualifies as an independent director of the Company under the Company’s independence guidelines applicable to non-management directors (as interpreted and determined by the Board) and the listing rules of the New York Stock Exchange.

(e)“Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.
(f)“Third Party” means any Person that is not (i) a party to this Agreement or an Affiliate thereof, (ii) a director or officer of the Company or (iii) legal counsel to any party to this Agreement.
(g)“Voting Securities” shall mean the shares of Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares, whether or not subject to the passage of time or other contingencies.
7.Representations and Warranties of the Company and MPLX.
The Company and MPLX represent and warrant to the Investors that (a) the Company and MPLX have the corporate power and authority to execute and deliver this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company and MPLX, constitutes a valid, binding obligation of the Company and MPLX and is enforceable against the Company and MPLX in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors or by general equity principles (collectively, “Enforceability Exceptions”), and (c) the execution, delivery and performance of this Agreement by the Company and MPLX does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or MPLX or (ii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company or MPLX is a party or by which it is bound. The Company represents and warrants to the Investors that as of the date hereof no shareholder of the Company other than the Investors or their Affiliates (a) has requested the form of written questionnaire and form of written representation and agreement referenced in Section 2.10(e) of the Company’s Bylaws in connection with the 2020 Annual Meeting, or (b) has notified the Company of its intention to nominate directors at the 2020 Annual Meeting.
8.Representations and Warranties of the Investors.
Each of the Investors represents and warrants to the Company and MPLX that (a) each of the Investors’ authorized signatories named on the signature page of this Agreement has the power and authority to execute and deliver this Agreement and any other documents or agreements to be entered into in connection with this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by each Investor, constitutes a valid, binding obligation of each Investor and is enforceable against each Investor in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions, (c) the execution of this Agreement, the consummation of any of the transactions contemplated by the Agreement and the fulfillment of the terms of this Agreement, in each case in accordance with the terms of this Agreement, will not conflict with or result in a breach or violation of the organizational documents of any Investor as in effect on the Effective Date, (d) the execution, delivery and performance of this Agreement by each Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor or (ii) result in any breach or violation of or constitute a default (or any event that with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which it is bound.
9.Interpretation.
When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. Notwithstanding anything contained in the definitions of “Affiliate” or “Associates” to the contrary, for purposes of this Agreement (i) the covenants applicable to each Investor as set forth in this Agreement shall only require such Investor to cause its portfolio companies to take or refrain from taking action to the extent such Investor has a contractual, legal or other right or ability to cause such portfolio company to take or refrain from taking such action (provided that it shall also constitute a breach of any such covenant for any Investor to request, instruct or direct any of its portfolio companies to take any action or fail to take any action which action or failure to act would if taken by such Investor constitute a breach of this Agreement) and (ii) the representations and warranties applicable to each Investor as set forth in this Agreement shall only be made to the knowledge of such Investor to the extent such representations and warranties relate to the portfolio companies of such Investor.
10.Specific Performance.
The Investors, on the one hand, and the Company and MPLX, on the other hand, acknowledge and agree that irreparable injury to the other Party would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). The Parties accordingly agree that the Investors, on the one hand, and the Company and/or MPLX, on the other hand (as applicable, “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement and the other Party will not take action, directly or indirectly, in opposition to such relief sought by the Moving Party on the ground that any other remedy or relief is available at law or in equity. This Section 10 is not the exclusive remedy for any violation of this Agreement.
11.Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and will in no way be affected, impaired or invalidated. The Parties hereby stipulate and declare it to be their intention that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any such term, provision, covenant or restriction that may after the Effective Date be declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.
12.Applicable Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of such state. Each Party hereby irrevocably and unconditionally consents to the exclusive institution and resolution of any action, suit or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the state courts (or, if such state courts do not have jurisdiction, federal courts) of the State of Delaware. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement in such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.
13.Counterparts.
This Agreement may be executed in multiple counterparts, each of which is an original and which collectively are a single instrument, effective when counterparts have been signed by each Party and delivered to the other Party (including by means of electronic delivery or facsimile).
14.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.
This Agreement and the agreements referenced herein contain the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth or referenced in this Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Investors. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of that or any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their successors, heirs, executors, legal representatives and permitted assigns. No Party will assign this Agreement or any rights or obligations under this Agreement without the advance written consent of the other Party. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

MARATHON PETROLEUM CORPORATION

By:	/s/ Gary R. Heminger
Name:	Gary R. Heminger
Title:	Chief Executive Officer

MPLX LP

By:	MPLX GP LLC, its General Partner
By:	/s/ Gary R. Heminger
Name:	Gary R. Heminger
Title:	Chairman

[Signature Page to Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

ELLIOTT ASSOCIATES, L.P.
By: Elliott Capital Advisors, L.P., as general partner By: Braxton Associates, Inc., as general partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.
By: Elliott International Capital Advisors Inc., as attorney-in-fact
By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Agreement]

EXHIBIT A

Press Release
See attached.

Marathon Petroleum Corp. Announces Appointment of New Director and
Provides Update on Strategic Initiatives

FINDLAY, Ohio, Dec. 16, 2019 – Marathon Petroleum Corp. (NYSE: MPC) today announced that it has entered into an agreement with Elliott Management and will appoint Jonathan Z. Cohen to the company’s board of directors, effective Dec. 16, 2019. Mr. Cohen will fill the seat of retiring executive and board member Greg Goff.

Cohen brings broad industry and financial experience to the board, including as a founder and executive of multiple energy-related businesses in the exploration and production, and midstream sectors. Among others, he was co-founder and vice chairman of Atlas Energy, Inc.; co-founder of Atlas Pipeline Partners, LP; and co-founder of the general partner of Arc Logistics Partners LP. Mr. Cohen currently serves as chairman of the board of directors of Falcon Minerals Corporation and previously served on the board of directors of Energen Corp. He received his Bachelor of Arts degree from the University of Pennsylvania and his Juris Doctor from American University School of Law.

“We are pleased to welcome Jonathan to the MPC board,” said Gary R. Heminger, MPC chairman and chief executive officer. Cohen joins the board with valuable executive leadership experience in the energy and natural resources industry. “We look forward to his contributions as we continue executing on our strategic initiatives,” said Heminger.

Mr. Cohen will serve on the special committee of the MPC board charged with evaluating options for the midstream business, as well as the special committee of the MPC board charged with overseeing the MPC CEO search process, which continues to progress.

Elliott’s Senior Portfolio Manager John Pike and Associate Portfolio Manager Phillip Zeigler commented on Mr. Cohen’s appointment to the board: “We believe Jonathan will be a positive addition to the MPC board and the special committees given his extensive energy experience and financial expertise. We look forward to the continued progress of the company’s ongoing strategic initiatives and think Jonathan will add a valuable perspective to those efforts.”

Additionally, MPC announced today its agreement to the addition of an independent advisor to serve in a non-voting capacity as advisor to the special committee of the MPC board evaluating midstream options. The MPC board expects to provide an update on the work of the special midstream committee in the first quarter of 2020.

As announced on Oct. 31, 2019, MPC intends to separate Speedway into an independent, publicly traded company, creating the largest U.S. listed convenience store operator. In an update, MPC today announced that work on the separation is progressing well and the company is targeting early fourth quarter 2020 for completion of the transaction, subject to customary closing conditions and regulatory approvals.

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About Marathon Petroleum Corporation

Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system with more than 3 million barrels per day of crude oil capacity across 16 refineries. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. Speedway LLC, an MPC subsidiary, owns and operates retail convenience stores across the United States. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company which owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Taryn Erie, Manager, Investor Relations
Doug Wendt, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Corporate Communications (419) 421-2521
Jamal Kheiry, Manager, Corporate Communications (419) 421-3312

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (MPC). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations, strategy and value creation plans of MPC. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as "anticipate," "believe," "commitment," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may," "objective," "opportunity," "outlook," "plan," "policy," "position," "potential," "predict," "priority," "progress," "project," "proposition," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company's control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include but are not limited to: with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, our ability to satisfy customary conditions, and the ability to achieve the strategic and other objectives discussed herein; with respect to the midstream review, our ability to achieve the strategic and other objectives related to the strategic review discussed herein; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with the SEC. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.
We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.